                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement   [ ]  Confidential, for Use of the
                                         Commission Only (as permitted by
                                         Rule 14a-6(e)(2))

[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                PRINTRONIX, INC.
               (Name of Registrant as Specified In Its Charter)

- ----------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
      or Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      -------------------------------------------------------------------------
      2)  Aggregate number of securities to which transaction applies:

      -------------------------------------------------------------------------
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      -------------------------------------------------------------------------
      4)  Proposed maximum aggregate value of transaction:

      -------------------------------------------------------------------------
      5)  Total fee paid:

      -------------------------------------------------------------------------

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:

      -------------------------------------------------------------------------
      2)  Form, Schedule or Registration Statement No.:

      -------------------------------------------------------------------------
      3)  Filing Party:

      -------------------------------------------------------------------------
      4)  Date Filed:

      -------------------------------------------------------------------------

                                 PRINTRONIX(R)

                             17500 Cartwright Road
                                 P.O. Box 19559
                            Irvine, California 92713


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held August 15, 1995


        The Annual Meeting of Stockholders of Printronix, Inc. will be held at the principal executive offices of the Company, located at 17500 Cartwright Road, Irvine, California, on Tuesday, August 15, 1995 at 2:00 p.m. local time, for the following purposes, all as set forth in the attached Proxy Statement:

        1. To elect five directors to hold office until the next annual meeting of stockholders.

        2. To transact such other business as may properly come before the meeting or any adjournment thereof.

        Only stockholders of record at the close of business on June 19, 1995 are entitled to notice of and to vote at the meeting and any adjournment thereof.

        Stockholders are cordially invited to attend the meeting in person. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTPAID ENVELOPE. If you do attend the meeting, you may withdraw your proxy and vote personally on each matter brought before the meeting.


July 11, 1995

                                                   GEORGE L. HARWOOD
                                         Senior Vice President, Finance & MIS,
                                         Chief Financial Officer and Secretary

                                 PRINTRONIX(R)

                             17500 Cartwright Road
                                 P.O. Box 19559
                            Irvine, California 92713


                                ---------------

                                PROXY STATEMENT

                                ---------------


                         ANNUAL MEETING OF STOCKHOLDERS
                                August 15, 1995

        This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy on behalf of the Board of Directors of Printronix, Inc., a Delaware corporation (the "Company"), for use at the annual meeting of stockholders of the Company to be held on Tuesday, August 15, 1995 and at any adjournments thereof, for the purposes set forth in the accompanying notice. It is anticipated that this Proxy Statement and the enclosed form of proxy will be first mailed to stockholders on or about July 11, 1995.

        The close of business on June 19, 1995 has been fixed as the record date for stockholders entitled to notice of and to vote at the meeting. As of that date, there were 5,077,460 shares of Common Stock of the Company outstanding and entitled to vote, the holders of which are entitled to one vote per share.

        In the election of directors, a stockholder may cumulate his or her votes for one or more candidates, but only if such candidate's or candidates' names have been placed in nomination prior to the voting and the stockholder has given notice at the meeting, prior to the voting, of his or her intention to cumulate votes. If any one stockholder has given such notice, all stockholders may cumulate their votes for the candidates in nomination. If the voting for directors is conducted by cumulative voting, each share will be entitled to a number of votes equal to the number of directors to be elected, which votes may be cast for a single candidate or may be distributed among two or more candidates in such proportions as the stockholder thinks fit. The five candidates receiving the highest number of affirmative votes shall be elected. In the event of cumulative voting, the proxy solicited by the Board of Directors confers discretionary authority on the proxies to cumulate votes so as to elect the maximum number of persons nominated by the Board of Directors.

        Stockholders are requested to date, sign and return the enclosed proxy to make certain that their shares will be voted at the meeting. Any proxy given may be revoked by the stockholder at any time before it is voted by delivering written notice of revocation to the Secretary of the Company, by filing with him a proxy bearing a later date, or by attendance at the meeting and voting in person. All proxies properly executed and returned will be voted in accordance with the instructions specified thereon. If no instructions are specified, proxies will be voted FOR the election of the five nominees for directors named below.

                            ELECTION OF DIRECTORS

        The By-laws of the Company authorize a minimum of five and a maximum of nine directors, the actual number of authorized directors to be determined by the Board of Directors. Currently, the number of authorized directors is five who are to be elected at the annual meeting of stockholders to hold office until the next annual meeting and until their respective successors are elected and qualified. It is intended that the proxies received, unless otherwise specified, will be voted for the five nominees named below, each of whom is an incumbent director of the Company. It is not contemplated that any of the nominees will be unable or unwilling to serve as a director but, if that should occur, the persons designated as proxies will vote for a substitute nominee or nominees designated by the Board of Directors.

        There is set forth below as to each of the five nominees for election as a director, his principal occupation, age, the year he became a director of the Company, and additional biographical data.

ROBERT A. KLEIST

        Mr. Kleist, age 66, is one of the founders of the Company and has served as a director and its President and Chief Executive Officer since its formation in 1974. He held the additional office of Chief Financial Officer from February 1987 until October 1988 and from August 1985 until January 1986. Mr. Kleist is a director of Seagate Technology.

BRUCE T. COLEMAN

        Mr. Coleman, age 56, has served as a director of the Company since February 1994 and previously from 1976 to 1989. Since September 1991, he has been the Chief Executive Officer of El Salto Advisors, a consulting firm which provides advice and interim CEO services to companies. From 1988 to 1991, Mr. Coleman managed Information Science, Inc., a human resource software and service company. Mr. Coleman was the President, Chief Executive Officer and a director of Boole and Babbage, Inc. from 1985 to 1988. Boole and Babbage, Inc. develops and markets software products.

JOHN R. DOUGERY

        Mr. Dougery, age 55, has served as a director of the Company since 1978. Mr. Dougery has been a general partner of Dougery & Wilder and its predecessor since its formation in April 1981. The partnership is engaged in the business of selecting and managing venture capital investments. Mr. Dougery is a director of InFocus Systems, Inc.

RALPH GABAI

        Mr. Gabai, age 57, has served as a director of the Company since 1988. He has been the President of Bi-Coastal Consulting Ltd., a firm specializing in management consulting, since 1984. From July 1987 to December 1989, Mr. Gabai was Chairman and Chief Executive Officer of Triplex Corporation, a manufacturer of fault tolerant programmable controllers. From January to December 1990, he was Chairman and Chief Executive Officer of Unistructure Inc., a firm engaged in high density electronic packaging. Mr. Gabai is an adviser to Seidman-Fisher, a venture capital investment fund.

ERWIN A. KELEN

        Mr. Kelen, age 60, has served as a director of the Company since 1977. From January 1984 to September 1990, he was the President and Chief Executive Officer of DataMyte Corporation, a manufacturer of factory data collection systems. Since October 1990, Mr. Kelen has been the principal of Kelen Ventures, a venture capital and investment firm. Mr. Kelen is a director of Computer Network Technology Corporation, Insignia Systems Inc. and CyberOptics Inc.

       INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

        The Board of Directors of the Company held five meetings during the fiscal year ended March 31, 1995. All directors attended at least 75% of the meetings of the Board and its committees on which they served. In addition to action taken at the meetings, the Board and its committees on occasion act by unanimous written consent.

        The Board of Directors has established standing Audit and Stock Option Committees but does not have standing nominating or compensation committees.

        The Audit Committee, which held two meetings during fiscal year 1995, was composed of Messrs. Dougery, Gabai and Kelen. The Audit Committee meets periodically with the Company's independent auditors and Company financial personnel, as a group or separately, to oversee the planning and performance ofthe annual audit and to consult as to audit, accounting and financial matters. The Audit Committee brings to the attention of the Company any recommendations of the independent auditors for improvements in accounting procedures and internal controls.

        The Stock Option Committee is composed of Messrs. Kleist, Dougery and Gabai. This committee, which acted by written consent on 8 occasions during fiscal year 1995, administers the Company's 1980 Employee Stock Purchase Plan, the 1984 Stock Incentive Plan and the 1994 Stock Incentive Plan.

        Directors who are not employees of the Company receive fees in amounts determined from time to time by the Board. During fiscal year 1995, directors were paid at the rate of $10,000 per year plus $750 for each meeting of the Board of Directors or its committees attended. In addition, a bonus of $750 per quarter was paid for each quarter of fiscal year 1995. Directors who are employees of the Company do not receive any additional compensation for their services as directors.

             SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                AND MANAGEMENT

        The following table sets forth information as of May 12, 1995, regarding the beneficial ownership of the Common Stock of the Company by (i) all persons known by the Company to be beneficial owners of more than 5% of its outstanding stock, (ii) each of the directors of the Company, and (iii) all officers and directors of the Company as a group.

        Throughout this proxy statement, share and share price data have been adjusted to reflect the December 21, 1994 stock split which was effected in the form of a 50% stock dividend.

                                                       Rights to
                               Shares of               Acquire
                               Common Stock            Beneficial                      Percent
 Beneficial Owner              Beneficially Owned(1)   Ownership (2)     Total         of Class
 ----------------              ---------------------   -------------    -------        ---------
 Robert A. Kleist                   866,115                44,625       910,740        18.0%
   17500 Cartwright Road
   Irvine, CA 92714

 The Killen Group, Inc.             362,794                    --       362,794         7.2%
   1189 Lancaster Ave.
   Berwyn, PA 19312

 FMR Corp.(3)                       343,300                    --       343,300         6.8%
   82 Devonshire St.
   Boston, MA 02109

 Dimensional Fund Advisors Inc.(4)  287,500                    --       287,500         5.7%
   1299 Ocean Ave., Suite 650
   Santa Monica, CA 90401

 Erwin A. Kelen                      25,750                16,875        42,625         0.8%

 John R. Dougery                     24,112                16,875        40,987         0.8%

 Ralph Gabai                          2,250                 6,075         8,325         0.2%

 Bruce T. Coleman                         0                   675           675         0.0%

 All officers and directors as
 a group (15 persons including
 the persons named above)         1,197,875               194,534     1,392,409        26.7%

 ----------------------------

(1) Except as otherwise noted, the beneficial owners enjoy sole voting and investment powers with respect to the shares indicated, subject to community property laws where applicable.

(2) Includes shares which the party or group has the right to acquire by the exercise of stock options which are currently exercisable or exercisable within 60 days after May 12, 1995.

(3) Beneficial ownership as of June 21, 1995.

(4) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 287,850 shares of Printronix, Inc. common stock as of May 12, 1995, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

        Pursuant to Section 16 of the Securities Act of 1934, as amended, the Company's officers and directors and holders of more than 10% of the Company's Common Stock are required to file reports of their trading in Company equity securities with the Securities and Exchange Commission.

        Based solely on its review of the copies of such reports received by the Company, or written representations from certain reporting persons, the Company believes that during the fiscal year 1995 all Section 16 filing requirements applicable to reporting persons were complied with, and the Company is not aware of any filing delinquencies.

             BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

        The Board of Directors makes all decisions on compensation of the Company's executives. During the 1995 fiscal year, the Board included four non-employee directors, Bruce T. Coleman, John R. Dougery, Ralph Gabai and Erwin A. Kelen and one employee director, Robert A. Kleist, Chief Executive Officer ("CEO") and Chairman of the Board. Robert A. Kleist does not participate in the Board's discussion of the Chief Executive Officer's compensation.

Compensation Philosophy

        The Board has adopted an executive compensation program designed to link executive compensation to the performance of the Company and is based upon the following principles:


         . To provide the level of total compensation necessary to attract and retain key executives critical to the long-term success of the Company.

         . To provide a compensation plan that rewards performance by maintaining the base salary below comparable average salaries in the industry while creating opportunities for higher total compensation through performance bonuses and stock incentives.

         . To properly balance compensation between short-term and long-term results.

        The executive total compensation consists of two elements: (A) an annual component consisting of base salary and quarterly bonuses and (B) a long-term component consisting of stock options and restricted stock.

        (A)   Annual Component

              Base Salary:      Base salaries for executive officers are
                                measured against the industry norms for
                                companies of comparable revenue size. This data is gathered from the American Electronics
                                Association Executive Compensation Survey. The level of base salary for each executive officer is set below the paid average.

              Quarterly Bonus:  The Board has approved an incentive
                                compensation plan that is based solely upon achievement of quarterly Company profitability targets. The Board approves the participation of executive officers and key employees in the plan. The plan was established to provide incentive compensation of varying percentage levels of base salaries. In addition, the Board has approved individual bonus plans for several of the executive staff to focus attention on quarterly sales levels.

        (B)   Long-term Compensation

              Stock Options:    The Stock Option Committee of the Board of
                                Directors administers the 1984 Stock Incentive
                                Plan (the "1984 Plan") and the 1994 Stock
                                Incentive Plan (the "1994 Plan"), both of which provide for grants of stock options and restricted stock awards. The 1984 Plan and the 1994 Plan were established to advance the interests of the Company and its stockholders by strengthening the ability of the Company to attract and retain in its employ persons of training, experience and ability, and to furnish additional incentives to officers, directors and key employees of the Company.
                                Stock options are granted periodically at the fair market value of Printronix stock on the date of grant. They are generally exercisable in 25% increments over four years and expire five years after the date of grant.

              Restricted Stock: Restricted stock awards were granted in fiscal year 1991 to the CEO and two executive officers and in fiscal year 1993 to two other executive officers. The stock could vest in four equal annual installments during a seven year window. Restricted stock is subject to repurchase by the Company and may not be disposed by the recipient until certain restrictions established by the Board lapse. In order for the restrictions to lapse and the restricted stock to vest, the Company must achieve a certain level of profitability. Failure to achieve that level of profitability will result in repurchase by the Company of the stock.

Chief Executive Officer Compensation

        The non-employee members of the Board of Directors review the CEO's total compensation package. A comparison is made between the current total compensation paid to the CEO and CEOs of companies of similar revenue size in the Company's industry.

        The base cash compensation of the CEO was increased 11% during the 1995 fiscal year but not increased at all in fiscal years 1993 and 1994, nor were the voluntary reductions of 10% of base salary from fiscal years 1991 and 1992 reinstated. The CEO's bonus was part of the total Executive Bonus Plan and was paid for all four quarters of fiscal year 1995.

        The Board may grant restricted stock awards to the CEO under the Company's 1994 Plan in order to balance the risk/reward element of the position. Specific grants of stock options under the 1994 Plan are specified in that Plan. During the 1995 fiscal year, the CEO was granted a stock option of 10,500 shares at fair market value on the date of grant under the 1994 Plan. There was no restricted stock awarded to the CEO in fiscal year 1995.

                                                     Board of Directors

                                                     Robert A. Kleist, Chairman
                                                     Bruce T. Coleman
                                                     John R. Dougery
                                                     Ralph Gabai
                                                     Erwin A. Kelen

                           SUMMARY COMPENSATION TABLE

                          ANNUAL COMPENSATION                                     LONG-TERM COMPENSATION
 ----------------------------------------------------------------    ----------------------------------------------------
                                                                               AWARDS            PAYOUTS
                                                                     ------------------------    -------
                                                     OTHER           RESTRICTED                              ALL
 NAME AND                                            ANNUAL          STOCK                       LTIP        OTHER
 PRINCIPAL                      SALARY       BONUS   COMPENSATION    AWARD(s)      OPTIONS/      PAYOUTS     COMPENSATION
 POSITION                YEAR   ($)          ($)     ($)(1)          ($)(2)        SARs(#)(3)    ($)         ($)(4)
- --------------------     ----   -------      ------  ------------   ----------     ----------    -------     ------------
 R.A KLEIST              1995   201,551      89,633    16,200                        10,500      144,375         7,542
 President and CEO       1994   180,039      31,117    15,600                        10,500                      7,300
                         1993   180,039      22,350    15,600                        21,000                      5,013

 J.E. BELT               1995   160,106      60,064    12,150                         7,500      103,125         4,645
 Sr. Vice President-     1994   149,056      15,500    11,700                             0                      4,488
 Engineering and         1993   147,004      14,700    11,700                        52,500(5)                   3,293
 Assistant Corporate
 Secretary

 C.V. FITZSIMMONS        1995   129,596      47,468    12,150                         7,500      103,125         1,723
 Sr. Vice President-     1994   113,796      14,300    11,700                             0                      1,545
 Worldwide               1993   108,942      11,400    11,400                        29,775(5)                   1,420
 Manufacturing

 G.L. HARWOOD            1995   158,906      59,663    12,150                         7,500      103,125         2,483
 Sr. Vice President-     1994   144,756      15,400    11,700                             0                      1,797
 Finance and MIS,        1993   141,802      14,050    11,700                        52,500(5)                   1,578
 Chief Financial
 Officer and
 Corporate Secretary

 R.A. STEELE             1995   184,328(6)   48,015    12,150                         7,500      103,125         2,288
 Sr. Vice President-     1994   153,215(6)   10,050    11,600                             0                      1,618
 Sales and Marketing     1993   137,340(6)   11,850     9,900                        36,000(5)                  37,203

- --------------------

(1)   Car allowance

(2) At March 31, 1995 the aggregate number of shares of restricted stock sold to certain officers was 202,500 and the value of such shares, computed in accordance with Securities and Exchange Commission regulations, was $3,881,250. The shares were sold at their respective dates of grant (in fiscal years 1991 and 1993), and are subject to the Company's obligation to repurchase them if certain performance criteria are not met in increments over a period of years. Because of the attainment of the criterion in fiscal year 1995, the Company's obligation to repurchase has lapsed as to a portion of those shares. The amounts set forth above under the heading "LTIP Payouts" reflects the value of those shares. That value is also included in the aggregate amount set forth in this footnote.

(3) The sum of the entries in this column is not the net number of options granted. The Securities and Exchange Commission requires that all grants be shown in the year granted regardless of whether the option shares were as a result of new grants or repriced grants from prior years.

(4) All other compensation consists of 401(k) matching contributions and life insurance and, in the case of Mr. Steele, a relocation payment of $35,661.

(5) Includes 45,000 shares, 14,850 shares, 45,000 shares and 24,000 shares granted to Dr. Belt, Mr. Fitzsimmons, Mr. Harwood and Mr. Steele, respectively, that replaced shares granted in prior years which were canceled.

(6)   Includes $46,906, $29,395 and $17,324 in sales bonuses paid in 1995, 1994 and 1993, respectively. Below is a table showing the net stock options granted for Fiscal Years 1995,1994 and 1993. See also Note 5 above.

                                                1995       1994        1993
                                               ------     ------      -------
 R.A. KLEIST
         New Options Granted                   10,500     10,500       21,000
         Repriced Options Granted                   0          0            0
         Options Canceled Due To Repricing          0          0            0
                                               ------     ------      -------
         Net Options Granted                   10,500     10,500       21,000

 J.E. BELT
         New Options Granted                    7,500          0        7,500
         Repriced Options Granted                   0          0       45,000
         Options Canceled Due To Repricing          0          0      (45,000)
                                               ------     ------      -------
         Net Options Granted                    7,500          0        7,500

 C.V. FITZSIMMONS
         New Options Granted                    7,500          0        7,500
         Repriced Options Granted                   0          0       22,275
         Options Canceled Due To Repricing          0          0      (22,275)
                                               ------     ------      -------
         Net Options Granted                    7,500          0        7,500

 G.L. HARWOOD
         New Options Granted                    7,500          0        7,500
         Repriced Options Granted                   0          0       45,000
         Options Canceled Due To Repricing          0          0      (45,000)
                                               ------     ------      -------
         Net Options Granted                    7,500          0        7,500

 R.A.STEELE
         New Options Granted                    7,500          0            0
         Repriced Options Granted                   0          0       36,000
         Options Canceled Due To Repricing          0          0      (36,000)
                                               ------     ------      -------
         Net Options Granted                    7,500          0            0

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR









                           INDIVIDUAL GRANTS                              POTENTIAL REALIZABLE
- -----------------------------------------------------------------------   VALUE AT ASSUMED
                                  PERCENT OF                              ANNUAL RATES OF
                   NUMBER OF      TOTAL                                   STOCK PRICE
                   SECURITIES     OPTIONS/SARs   EXERCISE                 APPRECIATION
                   UNDERLYING     GRANTED TO     OR BASE                  FOR OPTION TERM ($)(1)
                   OPTIONS/SARs   EMPLOYEES IN   PRICE       EXPIRATION   ----------------------
NAME               GRANTED(#)     FISCAL YEAR    ($/SH)(2)   DATE             5%          10%
- -----------------  ------------   ------------   ---------   ----------   ---------    ---------
R.A. KLEIST           10,500          7.69         18.25       2/8/00       52,942      116,989
J.E. BELT              7,500          5.49          6.00       7/6/99       12,433       27,473
C.V. FITZSIMMONS       7,500          5.49          6.00       7/6/99       12,433       27,473
G.L. HARWOOD           7,500          5.49          6.00       7/6/99       12,433       27,473
R.A. STEELE            7,500          5.49          6.00       7/6/99       12,433       27,473

- -----------


(1) The dollar amounts under these columns are based on 5% and 10% appreciation rates in accordance with the rules of the Securities and Exchange Commission. This table is not intended to predict future movement of the Company's stock price. For example, based on the closing stock price of $27.00 on June 22, 1995, the potential realizable value for the 10,500 options granted to Mr. Kleist would be $91,875 and for the 7,500 options granted each to Dr. Belt, Mr. Fitzsimmons, Mr. Harwood and Mr. Steele, $157,500.

(2) 10,500 stock options were granted to Mr. Kleist at a fair market value price of $18.25 per share on February 8, 1995. 7,500 stock options each were granted to Dr. Belt, Mr. Fitzsimmons, Mr. Harwood and Mr. Steele at a fair market value price of $6.00 per share on July 6, 1994.

             AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1995
                                     AND
                            FISCAL YEAR-END VALUES

                                                               VALUE OF
                                               NUMBER OF       UNEXERCISED
                                               UNEXERCISED     IN-THE-MONEY
                                               OPTIONS/SARs    OPTIONS/SARs
                                               AT FY-END(#)    AT FY-END($)(1)
                                               -------------   ---------------
                SHARES ACQUIRED  VALUE         EXERCISABLE/    EXERCISABLE/
NAME            ON EXERCISE (#)  REALIZED ($)  UNEXERCISABLE   UNEXERCISABLE
- --------------- ---------------  ------------  -------------   ---------------
R.A. KLEIST          21,000        255,507     34,125/49,875   527,195/681,188
J.E. BELT            18,000        189,000     19,500/22,500   331,500/367,500
C.V. FITZSIMMONS      9,000        134,123      8,774/19,501   149,158/316,517
G.L. HARWOOD         18,750        221,876     18,750/22,500   318,750/367,500
R.A. STEELE          19,000        277,125      8,000/16,500   136,000/261,750

- ----------

(1) Based on the difference between the closing price of $20.50 per share on March 31, 1995 and the option exercise price.

                         TEN-YEAR OPTION/SAR REPRICINGS

                            NUMBER      MARKET
                            OF          PRICE OF     EXERCISE
                            OPTIONS/    STOCK AT     PRICE AT
                            SARs        TIME OF      TIME OF                    LENGTH OF ORIGINAL
                            REPRICED    REPRICING    REPRICING                  OPTION TERM
                            OR          OR           OR           NEW           REMAINING AT DATE
                            AMENDED     AMENDMENT    AMENDMENT    EXERCISE      OF REPRICING OR
NAME              DATE      (#) (1)     ($)          ($)          PRICE ($)     AMENDMENT
- ----------------  -------   ---------   ---------    ---------    ---------    -------------------
R.A. KLEIST       5/25/89    7,894         5.33        8.708        5.33       1 YR.     157 DAYS
                  5/25/89    7,105         5.33        7.917        5.33       1 YR.     157 DAYS
                  5/25/89    7,500         5.33        8.525        5.33       1 YR.     265 DAYS
                  5/25/89    7,500         5.33        8.000        5.33       3 YRS.     72 DAYS
                  5/25/89    7,500         5.33        6.500        5.33       4 YRS.     71 DAYS

J.E. BELT         5/25/89      288         5.33        8.667        5.33       1 YR.     205 DAYS
                  5/25/89    3,462         5.33        8.500        5.33       1 YR.     232 DAYS
                  5/25/89    3,750         5.33        7.750        5.33       1 YR.     265 DAYS
                  5/25/89    6,900         5.33        7.000        5.33       3 YRS.     72 DAYS
                  5/25/89    4,800         5.33        6.500        5.33       4 YRS.     71 DAYS
                  11/9/92   30,000         3.50        5.333        3.50       1 YR.     197 DAYS
                  11/9/92   15,000         3.50        4.500        3.50       3 YRS.    196 DAYS

C.V. FITZSIMMONS  5/25/89    1,387         5.33        7.667        5.33       1 YR.     115 DAYS
                  5/25/89    1,500         5.33        7.750        5.33       1 YR.     265 DAYS
                  5/25/89    1,500         5.33        7.000        5.33       3 YRS.     72 DAYS
                  5/25/89    4,050         5.33        6.500        5.33       4 YRS.     71 DAYS
                  11/9/92    6,787         3.50        5.333        3.50       1 YR.     197 DAYS
                  11/9/92   12,225         3.50        4.500        3.50       3 YRS.    196 DAYS

G.L. HARWOOD      5/25/89   15,000         5.33        6.417        5.33       4 YRS.    138 DAYS
                  11/9/92   30,000         3.50        5.333        3.50       1 YR.     197 DAYS
                  11/9/92   15,000         3.50        4.500        3.50       3 YRS.    196 DAYS

R.A. STEELE       11/9/92   36,000         3.50        4.833        3.50       1 YR.     197 DAYS


___________________

(1) Options have been repriced on two occasions (May 25, 1989 and November 9, 1992). In many cases some of the options repriced on the latter date were also repriced on the earlier date. Accordingly, in the case of Dr. Belt, Mr. Harwood and Mr. Fitzsimmons, the number of options repriced is not the sum of the entries in this column. When stock options are repriced they are canceled and new options are granted at the new price.

        From time to time the Stock Option Committee reviews the grant prices of stock options to determine if the options are still effective as long-term financial incentives to encourage commitment to the Company. Because the exercise price of most stock options had been below the market price of the Company's stock for several years, the Stock Option Committee decided to reprice certain outstanding stock options. In fiscal 1993, the Stock Option Committee offered to all option holders, except the members of the Board of Directors, an opportunity to terminate their existing options in exchange for the grant of new options at the current market price of the Company's stock. The vesting date was moved forward so that no installment of the option would vest for at least one year and the expiration dates of the options would be at least two years. The Stock Option Committee believes this repricing was appropriate because officers had not received salary increases in two and one-half years (except for one adjustment related to a promotion), other employees had not received salary increases in one and one-half years, and increases were to be deferred for another six months.

                                                    Board of Directors

                                                    Robert A Kleist, Chairman
                                                    Bruce T. Coleman
                                                    John R. Dougery
                                                    Ralph Gabai
                                                    Erwin A. Kelen

                               PERFORMANCE GRAPH

        Set forth below is a table comparing the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return of companies on the National Association of Securities Dealers Automated Quotations ("NASDAQ") U.S. Companies Index and Peer Group Index over the same period of time. The Peer Group Index is a Computers, Subsystems and Peripherals Industry Group created by Media General Financial Services, Inc.

                CUMULATIVE FIVE YEAR TOTAL RETURN AMONG NASDAQ
               INDEX, COMPUTER PEER GROUP AND PRINTRONIX, INC.


Measurement Period                                        NASDAQ
Fiscal Year 1995                Printronix   Peer Group   Index
- ---------------------------     ----------   ----------   ------

Measurement Point - 3/30/90        $100         $100       $100

FYE 3/29/91                         $87         $107       $114

FYE 3/27/92                         $54          $96       $146

FYE 3/26/93                         $61          $84       $167

FYE 3/25/94                         $70          $96       $181

FYE 3/31/95                        $253         $118       $201

Assumes $100 invested on March 30, 1990 in Printronix, Inc. Common
Stock, the NASDAQ U.S. Companies Index and Peer Group Common Stock. Total stockholder returns assume reinvestment of dividends.

                        INDEPENDENT PUBLIC ACCOUNTANTS

        Arthur Andersen LLP, independent public accountants, audited the financial statements of the Company for the fiscal year ended March 31, 1995. A member of Arthur Andersen LLP is expected to be present at the meeting, will have an opportunity to make a statement if so desired and will be available to respond to appropriate questions. Independent public accountants for the fiscal year ending March 29,1996 will be selected by the Board of Directors after a review and recommendation to the Board by the Audit Committee.

                            STOCKHOLDER PROPOSALS

        Stockholders who wish to present proposals for action at the 1996 Annual Meeting should submit their proposals in writing to the Secretary of the Company at the address set forth on the first page of this Proxy Statement. Proposals must be received no later than March 1,1996, for inclusion in next year's Proxy Statement and proxy.

                             GENERAL INFORMATION

        The cost of soliciting the enclosed form of proxy will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Directors, officers and regular employees of the Company may, without additional compensation, also solicit proxies either personally or by telephone, telegram or special letter.

        The Board of Directors presently knows of no other business which will come before the meeting. However, if any other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

                                             By Order of the Board of Directors





                                                     GEORGE L. HARWOOD
                                           Senior Vice President, Finance & MIS,
                                           Chief Financial Officer and Secretary

July 11, 1995